EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. - (616) 945-2491
or
Brian Edwards, Ryan McGrath (mail@lambert-edwards.com)
Lambert, Edwards & Associates - (616) 233-0500

Hastings Reports Sharply Higher Third-Quarter Profitability
Increased OEM sales, revenues from engine-component distribution alliances drive results

HASTINGS, Mich., October 31, 2002-Hastings Manufacturing Co. (AMEX: HMF) today reported higher earnings and increased sales for the third quarter and first nine months of 2002, reflecting progress in its drive to become a global supplier of engine products.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist said net income increased to $146,352 or $0.19 per diluted share, on net sales of $8.7 million in the third quarter ended September 30, 2002, compared with net income of $35,094, or $0.05 per diluted share, on net sales of $8.2 million in the third quarter of 2001.

For the first nine months of 2002, Hastings said net income increased 52.3 percent to $842,047, or $1.12 per diluted share, on net sales of $27.9 million, compared with net income of $552,826, or $0.74 per diluted share, on net sales of $26.8 million for the same period last year.

"I am very pleased with our results," said Mark Johnson, Hastings Chairman and CEO. "Our efforts to improve operations and expand the number of high-quality engine products that we offer have yielded strong initial results, including increased market share. In particular, our strategic alliances to market and distribute other manufacturers' pistons, gaskets and internal-engine components have allowed us to grow despite softness in the aftermarket."

Hastings attributed the 5.1 percent increase in third-quarter net sales versus the year-ago period primarily to revenues from its marketing and distribution alliances, as well as a modest increase in sales of piston rings to original equipment manufacturers. The alliance revenue growth reflects increased Zollner™ piston volume as well as the addition of ACL® engine products earlier this year. The increase in alliance-related revenues, along with higher OEM sales, offset lower sales of piston rings to the domestic and Canadian aftermarket, as well as flat export and private brand sales.

Hastings reported that gross profit improved to 31.5 percent in the third quarter of 2002, compared with 28.9 percent for the same period last year. The Company attributed the improvement primarily to alliance revenues, offset in part by increased shipping and distribution costs related to the sale of the alliance partner products.

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HASTINGS/page 2

Third-quarter operating income improved 36.6 percent versus the year-ago period, reflecting higher sales and improved gross profit levels, which helped offset a 12 percent increase in operating expenses. Hastings said increased spending on sales and marketing versus the year-ago third quarter, combined with higher insurance, legal and professional fees, contributed to the increase in operating expenditures. The Company said lower interest expense, which decreased 42.4 percent compared to last year's third quarter, contributed positively to the increase in net income.

"We have been making solid, steady progress over the past 18 months -- during a period of volatility in the economy and the automotive industry," Hastings' President Andrew Johnson said. "Our increased focus on operating improvements, quality and marketing has positioned Hastings Manufacturing for profitable growth when the economy recovers. In the meantime, we will continue to focus on operations and will seek out additional opportunities to market and distribute engine products that supplement our current offerings."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company And Subsidiaries
Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001

Net Sales	$ 8,650,938	$ 8,227,937	$ 27,874,118	$ 26,794,954
Cost of Sales	5,926,189	5,848,661	18,986,410	18,738,008
Gross Profit	2,724,749	2,379,276	8,887,708	8,056,946

Operating Expenses:
Advertising	50,698	58,675	160,025	163,709
Selling	789,027	727,803	2,300,255	2,331,670
General & Administrative	1,553,520	1,350,216	4,737,747	4,128,688
Total Operating Expenses	2,393,245	2,136,694	7,198,027	6,624,067

Operating Income	331,504	242,582	1,689,681	1,432,879

Other Expenses (Income):
Interest expense	96,848	168,108	305,617	520,753
Other, net	(4,696)	3,380	(14,983)	(52,700)
Total Other Expenses	92,152	171,488	290,634	468,053

Income Before Taxes	239,352	71,094	1,399,047	964,826

Income Tax Expense	93,000	36,000	557,000	412,000
Net Income	$ 146,352	$ 35,094	$ 842,047	$ 552,826

Net Income Per Share of Common Stock:
Basic	$ 0.20	$ 0.05	$ 1.13	$ 0.74
Diluted	$ 0.19	$ 0.05	$ 1.12	$ 0.74

Average Shares Outstanding:
Basic	745,046	745,046	745,046	745,046
Diluted	753,793	745,046	750,862	745,046